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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------
Contact:
Michael Wachs                                        Matt Hayden
CEOcast, Inc.                                        Hayden Communications
212-732-4300                                         760-487-1137


     eResearchTechnology Reports Record First Quarter Revenues and Earnings

  Company Reports 62.5% Increase in Revenues to $13.6 million and 246% Increase in Net Income, Resulting in diluted EPS of $0.21;
             eRT Raises 2003 Full Year EPS Guidance to $0.94-$0.96;
                Company Expects Sequential Quarterly Revenue and
                       Earnings Growth Throughout the Year

PHILADELPHIA, PA April 23, 2003/PRNewswire-FirstCall/ -- eResearchTechnology, Inc. (Nasdaq: ERES; eRT or the company), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, announced today first quarter results for the period ended March 31, 2003. The company reported record first quarter revenues of $13.6 million, a 62.5% increase over revenue for the first quarter of 2002 of $8.4 million. The first quarter revenues also represented an increase of 11.9% versus the fourth quarter of 2002. eRT reported net income for the first quarter of 2003 of $2.5 million, or $0.21 per diluted share, an increase of 246% compared with $709,000, or $0.06 per diluted share for the first quarter of 2002. The company earned $3.9 million before taxes, a 275% increase versus $1.0 million for the year earlier period. The company's effective tax rate was 37.3% for the first quarter of 2003, versus its guidance of 37.0%. eRT had an effective tax rate of 32.0% for the 2002 first quarter.

"Our strong results and increased guidance reflect the strong demand for our technology solutions and services," said Joe Esposito, eRT's President and Chief Executive Officer. "We continue to see momentum in our business, as March was the strongest revenue month in the company's history. Our strong and growing backlog, enhanced by favorable regulatory and industry initiatives, positions us well to capitalize on our leading position in two markets, which we believe have strong growth potential in the coming years. Our recurring and predictable revenue base enables us to make significant investments in additional personnel and in further enhancing our technology, which we will do during the second quarter, so that we can process the existing business in house as well as pursue the opportunities for growth. These investments have been the key to building our leadership position in the digital collection, interpretation and distribution of cardiac safety and clinical data."

 Some of the highlights of the first quarter included:

    -- The company completed the quarter with a backlog of $44 million, the highest in its history and an increase from $40 million at the end of the fourth quarter. The backlog at the end of the first quarter of 2002 was $32 million.


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    -- The first quarter of 2003 marked the ninth consecutive quarter that the company posted a sequential increase in revenues and operating income.

    -- eRT completed the quarter with $27.7 million in cash and short-term investments, an increase of $941,000 from the fourth quarter of 2002.

    -- The company increased its gross margin from 56.6% in the fourth quarter to 60.8% in the first quarter.

    -- The company increased its subscription revenues by 250% to $582,000 in the first quarter from the year earlier period and its cardiac safety revenues by 68% from the year earlier period.

    -- The company grew its EDC/Data Management products revenue by 47% versus the year earlier period and continues to pursue enterprise opportunities in the EDC sector.

    -- The company entered into an alliance with PPD Development, the clinical research operating subsidiary of PPD (Nasdaq: PPDI), to test new drug candidates utilizing eRT's cardiac safety services. eRT will perform digital collection, measurement, interpretation, review and distribution of cardiac safety data through its EXPeRT workflow-enabled data handling technology. eRT believes it will generate significant revenues from this agreement during 2004.

2003 Guidance

The company issued the following guidance for the remainder of 2003. It expects to report second quarter revenues for the period ended June 30, 2003 of $14.2 million to $14.5 million and to generate earnings of $0.22 to $0.23 per diluted share. The company also raised its estimates for the balance of the year. It now expects revenues of $61 million to $63 million, exceeding the company's previous guidance of $58 million to $60 million. This would represent at least a 47% increase in revenues versus fiscal 2002. It also expects diluted earnings per share of $0.94 to $0.96, exceeding previous guidance of $0.82 to $0.86. The current guidance assumes a tax rate of 37.3% for 2003, up from 37.0% in previous guidance. The revised guidance does not include the impact of any stock splits.

Mr. Esposito and Bruce Johnson, the company's Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:45 p.m. EDT on April 23, 2003. Interested participants should call (800) 231-5571 when calling within the United States or 973-582-2703 when calling internationally. There will be a playback available until May 23, 2003. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 3868712 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at eRT's web site at www.ert.com. The webcast may also be accessed at ViaVid's website at www.viavid.com. The webcast can be accessed until May 23, 2003 on either site.
To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.
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Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2003 guidance, involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company's financial results can be found in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.



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                   eResearchTechnology, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                  (in thousands, except per share information)
                                   (unaudited)


                                                 Three Months Ended March 31,
                                                  2003               2002
                                               -------------    ---------------

Net revenues:
    Licenses                                        $ 1,189            $   754
    Services                                         12,394              7,607
                                              -------------    ---------------

Total net revenues                                   13,583              8,361
                                              -------------    ---------------

Costs of revenues:
    Cost of licenses                                    144                134
    Cost of services                                  5,187              3,401
                                              -------------    ---------------

Total costs of revenues                               5,331              3,535
                                              -------------    ---------------

Gross margin                                          8,252              4,826
                                              -------------    ---------------

Operating expenses:
    Selling and marketing                             1,823              1,475
    General and administrative                        1,509              1,342
    Research and development                          1,064              1,159
                                              -------------    ---------------

Total operating expenses                              4,396              3,976
                                              -------------    ---------------

Operating income                                      3,856                850
Other income, net                                        56                158
Gain on sale of domestic CRO operations                   -                 35
                                              -------------    ---------------

Income before income taxes                            3,912              1,043
Income tax provision                                  1,457                334
                                              -------------    ---------------

Net income                                          $ 2,455            $   709
                                              =============    ===============

Basic net income per share                          $  0.23            $  0.07

Shares used to calculate basic net
    income per share                                 10,734             10,387

Diluted net income per share                        $  0.21            $  0.06

Shares used to calculate diluted net
    income per share                                 11,666             10,981




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                   eResearchTechnology, Inc. and Subsidiaries
                           Consolidated Balance Sheets
               (in thousands, except share and per share amounts)


                                                                      March 31, 2003             December 31, 2002
ASSETS                                                                                             (unaudited)

Current assets:
     Cash and cash equivalents                                               $ 16,876                   $ 17,443
     Short-term investments                                                    10,815                      9,307
     Accounts receivable, net                                                   9,078                      6,954
     Prepaid expenses and other                                                 2,722                      2,542
     Deferred income taxes                                                        315                        485
                                                                      ---------------             --------------
          Total current assets                                                 39,806                     36,731

Property and equipment, net                                                    13,128                     12,587
Goodwill                                                                        1,212                      1,212
Investments in non-marketable securities                                          509                        509
Other assets                                                                       21                         21
Deferred income taxes                                                           2,721                      2,332
                                                                      ---------------             --------------

                                                                             $ 57,397                   $ 53,392
                                                                      ===============             ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                         $ 1,581                    $ 2,000
     Accrued expenses                                                           3,148                      3,705
     Income taxes payable                                                         793                        960
     Current portion of capital lease obligations                                 613                        599
     Deferred revenues                                                          4,517                      4,774
                                                                      ---------------             --------------
          Total current liabilities                                            10,652                     12,038
                                                                      ---------------             --------------

Capital lease obligations                                                         615                        774
                                                                      ---------------             --------------

Stockholders' equity:
     Preferred stock-$10.00 par value, 500,000 shares authorized,
          none issued and outstanding                                               -                          -
     Common stock-$.01 par value, 15,000,000 shares authorized,
          11,788,607 and 11,462,191 shares issued                                 118                        115
     Additional paid-in capital                                                44,274                     40,921
     Accumulated other comprehensive income                                       310                        410
     Retained earnings                                                          4,818                      2,363
     Treasury stock, 902,782 and 895,500 shares at cost                        (3,390)                    (3,229)
                                                                      ---------------             --------------

          Total stockholders' equity                                           46,130                     40,580
                                                                      ---------------             --------------

                                                                             $ 57,397                   $ 53,392
                                                                      ===============             ==============